Exhibit 99.1
Federal District Judge Denies Class Certification
in Funeral Industry Antitrust Litigation
BATESVILLE, Ind., March 30, 2009 /PRNewswire-FirstCall/ — On March 26, 2009, Kenneth M. Hoyt, United States District Judge in the Southern District of Texas (Houston), ruled in support of the memoranda and recommendations of U.S. Magistrate Judge Calvin Botley, and denied class certification in two previously disclosed antitrust lawsuits against Batesville Casket Company, Inc., a wholly owned subsidiary of Hillenbrand, Inc.
As previously reported, a self-styled consumer advocacy group, the Funeral Consumers Alliance, and several consumers who had purchased Batesville caskets had filed a purported class-action lawsuit against Batesville Casket Company, Hill-Rom Holdings and three of Batesville’s funeral home customers, alleging that the defendants violated antitrust laws. A related lawsuit was filed by four current and former independent casket retailers, alleging similar violations.
“We are pleased with the rulings in these lawsuits, which are a major step forward in the court’s recognizing the legitimacy of our century-old policy of selling only through licensed funeral homes,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer.
The plaintiffs in both cases now have the option to petition the United States Court of Appeals for the Fifth Circuit no later than April 9, 2009, for leave to appeal Judge Hoyt’s decision.
For further information and background on these cases, please refer to Hillenbrand’s most recent SEC Form 10-Q and to the rulings posted on our Web site, http://www.hillenbrandinc.com.
ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
# # #